FOR IMMEDIATE RELEASE

LIGHTBRIDGE ENTERS INTO AGREEMENT TO SELL COMMON STOCK

Receives $1 Million on Execution of Agreement;
$4 Million to be Received Based on Near-Term Milestones

RESTON, VA. – June 29, 2016 – Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear energy company, today announced that it has sold $1 million in common stock to Aspire Capital Fund, LLC (“Aspire Capital”) for $0.30 per share under a new Securities Purchase Agreement. The $1 million initial investment is intended to fund the Company until the announcement of a significant strategic arrangement with a major nuclear utility. The Agreement also provides a commitment by Aspire Capital to invest an additional $4 million subject to the Company achieving certain near-term milestones. Specifically, an additional $1 million will be received after the Company enters into a strategic arrangement regarding Lightbridge-designed nuclear fuel with one or more major nuclear utilities on or before October 31, 2016. The remaining $3 million will be received upon the Company entering into a binding joint venture agreement with a major global nuclear fuel fabrication company to develop and commercialize Lightbridge-designed nuclear fuel on or before March 31, 2017. Each subsequent investment will be at a price per share based upon the market price of the common stock at such time. The Company believes that both of these milestones will be achieved this year. However, no assurances can be given.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We appreciate the continued support from Aspire Capital. This financing, along with the additional $2.8 million financing announced today, will help us maintain our listing on NASDAQ, and enables us to continue executing on our business plan, while advancing high-level discussions with our strategic partners. We remain on track to announce our first major commercial arrangement for deploying our metallic fuel later this year. In addition to the $1 million we have received, our agreement with Aspire Capital provides more favorable terms for the subsequent $4 million of committed funding as we reach key milestones. Through the support of Aspire Capital, along with our strategic partners, we are well positioned to bring our fuel to market, which we believe will ultimately generate hundreds of millions of dollars in annual royalty revenues to Lightbridge and our shareholders and make a meaningful contribution to preventing catastrophic climate change.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

For additional information about the Securities Purchase Agreement with Aspire Capital, refer to the current report on Form 8-K filed on June 29, 2016 with the Securities and Exchange Commission.

About Lightbridge Corporation
Lightbridge is a nuclear fuel development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

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About Aspire Capital Fund, LLC
Aspire Capital is an institutional investor based in Chicago, Illinois, with a focus on making direct investments in publicly traded companies in a broad range of industries and investment structure. The company offers innovative investments designed for companies whose prospects are bright, but who need additional capital to fuel growth.

Forward Looking Statements
With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company’s entry into a strategic arrangement with a major utility and entry into agreements with nuclear fuel manufacturers and the timing thereof, the Company’s anticipated financial resources and position and the expected timing and closing of financings, the Company’s continued listing on NASDAQ, the Company’s product and service offerings and the expected market and revenues for the Company’s product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:
David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. + 1 855-379-9900
Ltbr@crescendo-ir.com